Exhibit 99.3

Robert J. Ingato Executive Vice President General Counsel and Corporate Secretary

June 2, 2010

Scott T. Parker

Dear Scott:

We are pleased to offer you employment to join CIT Group Inc. (“CIT”) as Chief Financial Officer (“CFO”) of CIT, initially reporting to the Chief Executive Officer. This letter summarizes the terms and conditions of our offer of employment and contains important information regarding your status as an employee of CIT.

Subject to the approval of your appointment as CFO by CIT’s Board of Directors (the “Board”) as well as the Federal Reserve Bank of New York (the “FRBNY”), you will be an executive officer of CIT for purposes of Section 16 of the Securities Exchange Act of 1934. As an executive officer, your compensation and benefits, including annual bonuses and long-term incentive awards, will be subject to the approval of the Board.

If you accept this offer and subject to the approval of the Board, your annualized base salary rate will be $500,000, payable bi-weekly. Your initial work location will be in Livingston, New Jersey.

In addition, subject to being approved by the Board and subject to the terms of the CIT Equity Compensation Award Policy (“Policy”) and the Amended and Restated CIT Group Inc. Long Term Incentive Plan, you will receive an equity award of $2,000,000 in the form of Restricted Stock Units (“RSUs”). Your award of RSUs is scheduled to be granted on your first day of employment with CIT unless such date occurs during a securities trading black-out period, in which case the RSUs will be granted on the first day following the expiration of such black-out period (“Grant Date”). The RSUs will be scheduled to vest 50% on the first anniversary of the Grant Date and the remaining 50% on the third anniversary of the Grant Date. The number of RSUs that you may expect to be awarded will be determined based on the closing price of CIT’s common stock trading on the New York Stock Exchange on the Grant Date. Upon vesting, the applicable number of RSUs will be paid within forty-five days in the form of shares of CIT common stock, less applicable taxes or other withholdings. The actual terms and conditions of your award of RSUs will be fully described in an Award Agreement that will be sent to you following the Grant Date. In the event of any inconsistency between the description of your RSUs above and the Award Agreement, the terms of the Award Agreement will govern.

Subject to approval by the Board, the Company will pay you a one time sign-on incentive of $300,000 payable 30 days after your start date (the “Payment Date”). Eligibility to receive this payment is subject to (i) you being actively employed by the Company and not serving any period of termination or disciplinary notice (whether given by you or the Company) on the Payment Date; (ii) your provision of documentary evidence of your forfeiture of a $300,000 cash benefit that was otherwise payable by your current employer in March 2011; and (iii) your executing and delivering a Sign-On Incentive Recovery Agreement (the “Recovery Agreement”), a copy of which is enclosed for your review and execution and is incorporated herein by reference. No entitlement to this sign-on incentive will accrue until the Payment Date. If you are not actively employed by CIT for any reason on the Payment Date, the sign-on incentive will be forfeited in its entirety. The sign-on incentive will not be included in the calculation of retirement, severance, or other benefit plan entitlements.

CIT Group Inc. 505 Fifth Avenue New York, NY 10017	One CIT Drive Livingston, NJ 07039

Subject to approval by the Board, the Company will pay you a one time make-whole incentive payment of $300,000 payable on or about March 15, 2012 (the “Retention Date”). Eligibility to receive this payment is subject to (i) you being actively employed by the Company and not serving any period of termination or disciplinary notice (whether given by you or the Company) on the Retention Date and (ii) your provision of documentary evidence of your forfeiture of a $300,000 cash benefit that was otherwise payable by your current employer in March 2012. No entitlement to this make whole incentive payment will accrue until the Retention Date. If you are not actively employed by CIT for any reason on the Retention Date, the make-whole incentive payment will be forfeited in its entirety. The make-whole incentive payment will not be included in the calculation of retirement, severance, or other benefit plan entitlements.

Consistent with other similarly situated CIT employees, you may also be eligible to receive annual and long-term incentive awards based on, among other things, your performance and CIT’s performance and subject to CIT’s discretion and to any applicable terms and conditions. Any such awards may be comprised of cash and/or non-cash awards and are typically awarded during the first quarter following the performance year to which they relate (i.e., Q1 2011 for performance year 2010). Any annual and long-term incentives awarded to you in 2011 attributable to 2010 performance will take into account the fact that you had previously received $2,000,000 of RSUs in 2010. The terms and conditions of any annual or long-term incentive plans may change from time to time at the sole discretion of CIT, and receipt of an award in one year is not a guarantee of future awards or payments. Eligibility to receive any award is subject to (i) you being employed by the Company and not serving any period of notice (whether given by you or the Company) on the date of payment or award, (ii) you not being subject to any disciplinary notice; and (iii) other requirements generally applicable to other similarly situated employees at the time awards are determined. There is no contractual right to any award, and no entitlement (if any) shall accrue until an applicable award payment date.

You will be eligible for 20 vacation days per year. For 2010, the number of vacation days you will be eligible for will be prorated based on your first day of employment. Based on your position, you may be required to comply with banking regulations regarding mandatory annual leave. In addition, you will be eligible for company paid holidays and personal days per CIT's time off policy.

Upon commencement of your employment, you will be eligible for CIT health and welfare benefits and will receive a benefits enrollment package shortly following your date of hire. Enclosed is a summary of CIT's current benefits. To receive health benefits coverage, you must enroll via the online benefits enrollment system within 30 days from the date you begin employment. Health benefits coverage will commence retroactively to your first day of work if you enroll by the deadline.

This offer of employment is contingent upon (i) the approval of your appointment by the Board and the FRBNY; (ii) the satisfactory completion of all pre- and post-employment background and other checks; (iii) your satisfactory completion of a drug screen; and (iv) your execution and delivery of CIT’s Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review and execution and incorporated herein by reference. Your start date will be determined upon satisfaction of the foregoing conditions. The enclosed company materials describe certain employment prerequisites and include certain forms that you must complete and submit to the Human Resources department on or before your first day of employment.

If your employment with CIT terminates at any time, for any reason, the compensation outlined in this letter will cease on your last day of employment.

Furthermore, in accepting this offer, you represent, warrant and agree that:

you have not taken and will not take any confidential or proprietary materials (or copies thereof) from your prior employers;

you will not use any confidential, proprietary or trade secret information in violation of any contractual or common-law obligation to your former employers;

you are not subject to any agreement, plan or policy applicable to you that would prevent or restrict you from accepting this offer of employment and engaging in activities competitive with the activities of your former employers;

other than the agreement(s) restricting your post-employment agreements with any of your prior employers that you disclosed on your CIT Employment Application form, you are not subject to any other agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer, or if you did not disclose to CIT any agreements with any of your prior employers restricting your post-employment activities, that you are not subject to any agreement, plan or policy purporting to restrict your ability to solicit any employee, customer or prospective customer of any prior employer;

you have not requested, solicited or encouraged, and will not request, solicit or encourage, any employees or customers or clients of your former employers to join CIT or to leave your past employers in violation of any contractual, common-law obligation or duty to your past employers; and

you are not party to any employment agreement or subject to any policy that would require you to give notice to your past employer of your resignation in order for such resignation to become effective (unless you have given or will give such notice, and any period of time required to elapse before such notice becomes effective will have elapsed before you commence your employment with CIT).

You may be subject to disciplinary action for any violation of the representations, warranties and agreements set forth in this letter, up to and including termination of employment. For purposes of this document, confidential or proprietary materials include the memorialization of such information in any form, including but not limited to tangible documents and electronic data.

CIT and you intend that the benefits and payments described in this letter will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”) to the extent subject thereto, and that this letter will be interpreted and construed consistent with that intent.

In connection with your employment with CIT, you should note that your compensation is subject to applicable federal laws and regulations (including FDIC regulations) that may be issued and in effect from time to time. Accordingly, CIT reserves the right, in its sole discretion and without your consent, to cancel, reduce, revoke, rescind, require repayment of, or otherwise eliminate any compensation arrangement offered or promised to you, if CIT deems it necessary or advisable to comply with such federal laws and regulations.

As part of your employment with CIT, you agree to abide by all of CIT’s policies and procedures as they presently exist, and as they are amended from time to time.

This Offer Letter, the Recovery Agreement and the Confidentiality Agreement (collectively the “Aforementioned Agreements”), together set forth the full and complete agreement regarding the terms of your employment with CIT and supersede any and all prior oral or written communications. Although your job duties, title, compensation and benefits, as well as CIT's Human Resources policies and procedures may change from time-to-time, the nature of your employment remains “at-will". As a result, either you or CIT may terminate your employment relationship at any time for any reason, with or without cause. In addition, no changes to the terms of your employment, including benefits and compensation, are valid unless set forth in writing from an authorized employee in CIT’s Human Resources Department or are generally applicable to similarly situated CIT employees. An additional copy of this Offer Letter is enclosed for your records.

To accept this offer of employment, please sign and return original copies of this Offer Letter and the Aforementioned Agreements to my attention within ten calendar days from the date of this Offer letter. Your signature below indicates that you understand and agree to the terms set forth in this Offer Letter. If you do not return signed original copies of this Offer Letter and the Aforementioned Agreements to me within such ten calendar day period, this offer will become void and expire. Handwritten or other changes to this Offer Letter and the Aforementioned Agreements are not valid unless authorized and signed by the Chief Executive Officer or General Counsel. In addition, no one at CIT is authorized to vary the terms of this Offer Letter and the Aforementioned Agreements except the Chief Executive Officer and General Counsel.

Scott, we are delighted at the prospect of your joining our team and look forward to having you on board. If you have any questions regarding this offer of employment, you may contact me at 973-740-5664 or Randi Friedland of the Human Resource Department at 973-740-5368.

Sincerely,
/s/ Robert J. Ingato

Agreed and accepted:

/s/ Scott T. Parker	6/7/2010
Scott T. Parker	Date